Exhibit 99.1

VRINGO ANNOUNCES 2015 THIRD QUARTER RESULTS AND PROVIDES BUSINESS UPDATE

NEW YORK - November 9, 2015 - Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development and monetization of intellectual property as well as the commercialization and distribution of wire-free charging and rugged computing devices, today announced operating results for the quarter ended September 30, 2015 and filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission. In addition, Vringo provided a business update.

Update on Global Enforcement and Licensing Activities

Courts in the United Kingdom and Germany have found that ZTE has infringed Vringo’s patents, and courts in Brazil, India, and Romania have awarded Vringo preliminary relief after finding ZTE prima facie liable for patent infringement. Courts around the world continue to comment on ZTE’s bad faith behavior and litigation tactics. The United States District Court for the Southern District of New York has found that ZTE has breached a non-disclosure agreement with Vringo by submitting confidential settlement discussion materials to the Chinese government, and Vringo has since alleged additional breaches. Vringo remains willing to license ZTE and all parties to its standard-essential patent portfolio on fair, reasonable, and non-discriminatory terms.

Vringo recently commenced litigation on its Quantum Stream portfolio, which relates to content distribution, including the insertion of advertisements into video content.

In addition, Vringo recently entered into another licensing agreement relating to its remote monitoring portfolio, and continues its licensing efforts with regard to this portfolio.

Vringo anticipates several significant litigation events to occur in the first quarter of 2016

In the United States, Vringo awaits the resolution of its motion for sanctions against ZTE for its conduct in the litigation pending before the United States District Court for the Southern District of New York.

In Brazil, Vringo awaits the Court’s confirmation that ZTE violated the preliminary injunction, as previously concluded by court-appointed experts. Following the adjudication of a finding of violation of the injunction, the remedies may include monetary penalties, payable by ZTE to Vringo.

In India, Vringo’s motion to hold ZTE in contempt for underreporting sales in violation of a court order has been fully argued and is expected to be decided before the end of 2015.

In the United Kingdom, beginning on January 18, 2016, the High Court of Justice is expected to hold a hearing to determine the remedy for ZTE’s infringement of the UK part of European Patent 1,212,919 (“EP 919”), which was found valid and infringed on November 28, 2014. The remedy will include complete license terms including payment for past damages and a running royalty. Vringo does not believe ZTE can design around this key patent.

In Germany, on February 25, 2016, the District Court of Dusseldorf is expected to hold the oral hearing in Vringo’s claim that ZTE has infringed the German part of EP 919. Previously, the German Patents Court held that EP 919 reads on handover between radio network controllers, a key part of the 3G infrastructure technology Vringo claims ZTE has commercialized without a license.

In Malaysia, on March 28, 2016, the High Court of Malaysia at Kuala Lumpur is expected to hold the trial on Vringo’s claim that ZTE has infringed Vringo’s Malaysian patent MY 142,706, which is the equivalent of the patent that is the basis for the preliminary injunction in Romania.

Recent Developments in Vringo’s Enforcement Actions Against ZTE

In Brazil and Romania, courts continue to reject ZTE’s challenges to the preliminary injunctions in place in those countries. ZTE has unsuccessfully challenged the preliminary injunctions eleven and twelve times, respectively. In Romania, ZTE’s latest challenge sought to overturn the preliminary injunction on the basis of the European Court of Justice ruling in Huawei v. ZTE, which outlined the factors to consider in determining whether the holder of a standard-essential patent abuses its dominant position in seeking injunctive relief against an alleged infringer. ZTE’s argument was rejected by the Romanian Court as ungrounded, with no further chance of appeal.

In China, ZTE has filed petitions for the re-examination of 33 of Vringo’s Chinese patents. To date, 17 of those patents have been maintained valid, 2 have been maintained valid-in-part, and 13 have been invalidated, and are pending appeal.

In the Netherlands, on October 28, 2015, the District Court of the Hague found the Dutch part of European Patent 1,186,119 (“EP 119”) invalid. Previously, a German Court found that ZTE infringes the German part of EP 119, and issued an injunction against ZTE on the basis of that infringement. In addition, the German Patents Court previously released a preliminary opinion holding the German part of EP 119 valid, and both the Opposition Division and the Technical Board of Appeal of the European Patent Office have confirmed the validity of EP 119. Vringo plans to appeal the Dutch Court’s ruling.

In France, on October 30, 2015, the Tribunal de Grande Instance de Paris held that the claims-in-suit of the French part of EP 119 are not implemented in the relevant standard, and that the claims-in-suit of the French part of European Patent 1,221,212 (“EP 212”) are invalid. Vringo plans to appeal the Tribunal’s ruling.

Update on Recent Acquisition of International Development Group (IDG)

On October 15, 2015, Vringo acquired 100% of International Development Group, a holding company consisting of two primary businesses: fliCharge, a wire-free charging technology company, and Group Mobile, a market leading built-to-order supplier of rugged computers, mobile devices and accessories.

fliCharge

•	In conjunction with MITO Corporation, a leading importer and distributor of aftermarket products to the transportation industry, fliCharge launched ReVive, an innovative trimmable wire-free conductive charging system for the automotive and transportation aftermarkets, at SEMA, an international automotive trade show.

•	A group of 35 top automotive journalists from more than 20 countries selected the ReVive trimmable charging pad as the winner of two Global Media Awards at SEMA, signifying the appeal of fliCharge’s products to markets worldwide.

•	fliCharge introduced a 36-Watt, 12-Volt wire-free charging circuit board assembly for the automotive and transportation markets.

•	fliCharge and Bretford, a leading designer and manufacturer of furniture products, extended and expanded their licensing relationship such that Bretford will have an exclusive license to embed fliCharge's wire-free charging solutions into furniture in markets including healthcare, commercial office, retail and educational facilities as well as contract furniture manufacturing.

Group Mobile

•	Group Mobile expanded its sales force to increase the company’s geographic footprint across the United States.

•	As part of Group Mobile’s integration into Vringo, Vringo has commenced the process of overhauling Group Mobile’s website and marketing strategy.

•	Group Mobile has also started pursuing key partnerships and additional product lines.

Operating Results for the Quarter Ended September 30, 2015

▪	As of September 30, 2015, we had approximately $16.4 million in cash and court deposits as compared to $18.1 million as of December 31, 2014.

▪	Our remaining outstanding balance on the senior secured convertible notes is $5.4 million as of September 30, 2015. We raised $12.5 million in May 2015 through the sale of the senior secured convertible notes.

▪	During the nine month period ended September 30, 2015, our average monthly cash used in operating activities was approximately $1.5 million compared to approximately $2.2 million in the comparable period in 2014. Included in the year to date spend are prepaid expenses for annual insurance contract premiums and deposits with law firms representing us in the UK totaling approximately $0.9 million as well as deposits with courts made during 2015 in Romania and Germany of $0.3 million.

▪	Our net loss for the quarter ended September 30, 2015 was approximately $11.9 million, including non-cash expenses, mainly attributable to the following:

▪	Operating legal costs of $6.6 million in connection with ongoing litigations against ZTE Corporation, ASUSTeK Computer, Inc., and certain of their affiliates and customers, and other planned enforcements of our intellectual property;

▪	General and administrative expenses excluding non-cash expenses of $1.2 million;

▪	Non-cash expenses of $1.9 million related to equity-based compensation costs and amortization of our patents; and

▪	Non-cash expenses of $2.2 million related to re-valuations of warrants and the conversion feature on the senior secured convertible notes, interest expense and extinguishment of debt.

▪	On a per share basis, our total net loss from continuing operations was $0.12 per basic and diluted share for the quarter ended September 30, 2015, compared to a net loss of $0.13 per basic share and $0.16 per diluted share for the quarter ended September 30, 2014.

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of intellectual property as well as the commercialization and distribution of wire-free charging and rugged computing devices.  Vringo's intellectual property portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion, mobile and wire-free charging technologies.  Vringo's subsidiary fliCharge is dedicated to the licensing and commercialization of wire-free charging technologies. Vringo's subsidiary Group Mobile is dedicated to the marketing and sale of rugged computing devices. For more information, visit: www.vringoip.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against ZTE and other companies; our inability to recognize the anticipated benefits of the acquisition of IDG, which may be affected by, among other things, competition, our ability to secure advantageous licensing and sales agreements, market acceptance of IDG's technology, potential technology obsolescence, protection of intellectual property rights and potential liability risks that are inherent in the marketing and sale of products used by consumers; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; the future success of Infomedia and our ability to receive value from its stock; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 16, 2015.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com